Exhibit 10.3

PERSONAL AND CONFIDENTIAL

December 3, 2018

Gianluca Romano

[address removed]

Dear Gianluca:

Thank you for your continued interest in a career opportunity with Seagate US LLC (“Seagate” or the “Company”) an indirect wholly-owned subsidiary of Seagate Technology plc (“Seagate Technology”). Those of us on the Seagate leadership team have enjoyed getting to know you during our recent interactions. We believe you will bring real strength to Seagate and make significant contributions toward helping us achieve our overall goals as we position ourselves for continued growth and market leadership.

Therefore, I am pleased to confirm our offer of employment to you for the position of Chief Financial Officer and Executive Vice President, Finance. This position will be located in our Cupertino facility and you will report directly to me. We are currently planning for you to start on January 21, 2019 as long as you submit the needed documentation in a timely manner and all contingencies described below are satisfied.

We have put together a total compensation package that we believe you will find very attractive. The key elements of this offer are as follows:

•	Your annualized base salary will be $600,000.00, payable biweekly and subject to applicable withholdings.

•

Seagate will grant you a sign-on bonus of $200,000.00 less applicable taxes. Should your employment with Seagate terminate within two years under any circumstances in which you would not be eligible for receipt of severance benefits in accordance with the terms of the Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control (CIC) Plan, then you will be required to repay the full amount of this bonus.

•

Seagate Technology will grant you an equity award in the form of Options and Threshold Performance Share Units (“TPSUs”) with a combined estimated value of $2,400,000.00, subject to your beginning active employment with Seagate on the agreed-upon start date. Your awards are generally granted on the 20th of the month following your hire date by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Seagate Technology (the “Board), or its duly appointed representative.

Options: The number of Options to be awarded is equal to 50% of the equity estimated value, divided by the option fair value on the date of grant, rounded up to the nearest share.

Vesting Schedule: One fourth of the shares subject to the Option will vest on the first anniversary of the date of grant and 1/48th of the Options will vest each month thereafter over the next three years.

Expiration Date: Generally, your Option will expire seven years from the date of grant or, if earlier, upon termination of your service with Seagate. Your Option may not be exercised after it expires.

Exercise Price: The exercise price of your Option will be the closing share price on NASDAQ on the date of grant.

Threshold Performance Share Units (TPSUs): The number of TPSUs to be awarded is equal to 50% of the equity estimated value, divided by closing share price on the date of grant, rounded up to the nearest share.

Vesting Schedule: The attached schedule explains how the TPSUs will vest, provided that the award will not vest sooner than at a rate of 25% per year.

Vesting of the awards assumes your continued employment with the Company (or an affiliate of the Company) on each vesting date. The actual value of the Seagate shares you receive upon grant and/or vesting of the TPSUs or exercise of the Options may be less than, or more than, the estimated value stated above. The future value of the Seagate shares underlying the Awards is unknown, and cannot be predicted with certainty.

An email will be sent to you shortly after the grant date confirming the exercise price of your Option. You will receive your award agreements within a reasonable period of time thereafter. If there are any inconsistencies between this letter and your award agreements, the terms of the award agreements will govern and be binding on both you and Seagate Technology.

•

As a key leader, you will be eligible to participate in the Seagate Executive Performance Bonus plan, which has a target of 100% of your base salary. Your bonus award may vary based on company performance and an evaluation of your performance at the end of the fiscal year. The bonus payment is at the sole discretion of the Board and the Compensation Committee.

•	You will be provided with relocation services and expenses per company policy, a copy of which accompanies this letter.

•

Seagate offers you a comprehensive benefits package including medical, dental, life insurance, vision, flexible spending accounts, and much more. A detailed description of these benefits can be reviewed on the Seagate careers website, or press “Ctrl” and click here.

•

Seagate policy provides executives with time off for vacation and leave purposes, subject to management approval and business need, and in accordance with applicable legal requirements. Executives do not accrue vacation or annual leave time and will not receive any payout of vacation or leave time at the end of employment.

•

You will be eligible to participate in Seagate’s Deferred Compensation Plan that will allow you to set aside a percentage of your base pay and bonus on a pre-tax basis, beginning at the next enrollment period. This program is in addition to any 401(k) contributions you may make during the year.

Contingencies:

This offer is contingent upon the following:

•

Satisfactory completion of a background investigation, reference checks, and obtaining an export license, if required. U.S. citizens and permanent residents are not subject to export control license requirements, but an export license application may be required in other certain circumstances. Please complete and return the attached forms immediately so that we may begin the required checks. We will notify you when the background investigation has been successfully completed and we have confirmed that you are not subject to export control license requirements.

•

If you currently serve on any Boards of Directors or Advisory Boards, please advise us of the nature of these organizations. We will review your board service with you and consent to your continuing with these activities so long as they do not create any actual conflict of interest or potential appearance of a conflict of interest with your new Seagate duties.

•

Your review and signing of the enclosed Seagate “At-Will Employment, Confidential Information and Invention Assignment Agreement”. Please bring the document along to sign and have witnessed on your first day of employment.

Your confirmation and acceptance of this offer represents an agreement between you and Seagate regarding the terms and conditions of your employment at Seagate. No prior promises, representations or understanding relative to any terms or conditions of this offer of employment are to be considered as part of this agreement unless expressed in writing in this letter. Your employment in this position at Seagate will be “at-will” and terminable at any time by yourself or Seagate, with or without cause or notice. However, subject to the terms set forth in the accompanying Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control Plan (the “Plan”), you may be eligible for receipt of severance benefits allowance if your employment is terminated involuntarily by Seagate without Cause, as defined in the Plan. A copy of the Plan accompanies this letter for your reference.

Dave Mosley and our management team is excited about the possibility of you joining our team as soon as possible. In the event that you have not accepted this offer by 5 business days after offer date, or you are not able to begin full-time employment with Seagate by January 21, 2018, this offer will be null and void.

I look forward to a successful conclusion to our discussions and a close working relationship. We are confident that you will enjoy working on the Seagate team as we embark upon important and exciting change efforts aimed at connecting Seagate with a world of new partners, customers and opportunities.

Sincerely,

SEAGATE US LLC

David Mosley, CEO

I accept the offer above.

My start date will be: January 8, 2019

/s/ Gianluca Romano	December 3, 2018
Gianluca Romano	Date

cc: John Cleveland, CHRO

To expedite the process, please complete the forms* below and email to [e-mail address removed] In addition, if you have not already done so, please email a copy of your resume.

Attachments:

At-Will Employment, Confidential Information and Invention Assignment Agreement (Read Only)

Copy of Offer Letter to be signed and returned*

Employment/Work Assignment Questionnaire*

Global ID Activation Request*

Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control Plan

TPSU Vesting Schedule

Relocation agreement*

3